UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2022

Creek Road Miners, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-33383	98-0357690
(State or other Jurisdiction of Incorporation or organization)	(Commission File Number)	(IRS Employer I.D. No.)

2700 Homestead Road, Suite 50

Park City, UT 84098

(Address of Principal Executive Offices) (Zip Code)

(435) 900-1949

Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l 4a- l 2 under the Exchange Act ( 17 CFR 240. l 4a- l 2)

☐	Pre-commencement communications pursuant to Rule l 4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Creek Road Miners, Inc. (the “Company”) entered into an employment agreement signed July 8, 2022 but effective as of May 1, 2022 with John D. Maatta, its Co-Chief Executive Officer. Subject to the amendments described below, the agreement has a term of two years with renewal terms of one year. Mr. Maatta’s base salary is $200,000 annually, payable in shares of Series A Cumulative Convertible Preferred Stock (“Preferred Stock”), subject to adjustments and bonuses.

On July 7 and July 8, 2022, the Company entered into amendments to its employment agreements with each of each of John D. Maatta, Scott D. Kaufman (the Company’s Co-Chief Executive Officer), Paul L. Kessler (the Company’s Executive Chairman) and Scott A. Sheikh (the Company’s General Counsel and Chief Operating Officer).

The amendments to each of Mr. Kessler’s, Mr. Kaufman’s and Mr. Maatta’s employment agreements (i) decrease the annual base salary payable thereunder in shares of Preferred Stock from $250,000.00 to $200,000.00 per year, as of May 1, 2022, (ii) reduce the percentage of shares payable as an up-listing bonus from 5% to 3.33% of the fully-diluted shares of the Company’s common stock and (iii) permit immediate termination of the respective employment agreements upon a change of control, provided that the Company’s obligations to pay any up-listing bonuses and accrued vacation time will survive termination.

The amendment to Mr. Sheikh’s employment agreement permits immediate termination upon a change of control, provided that any accrued vacation time shall remain payable following such termination.

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SIGNATURES

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Creek Road Miners, Inc.
a Delaware corporation

Dated: July 13, 2022	By:	/s/ John D. Maatta
John D. Maatta
Co-Chief Executive Officer

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